Exhibit 23.2

CONSENT

We hereby consent to the incorporation of our reserve reports by reference in this Form 8-K of Double Eagle Petroleum Co. filed in October 2009 which includes our name and information regarding our review of reserve estimates of Petrosearch Energy Corporation as of December 31, 2008.

/s/ Ryder Scott Company, L.P

Ryder Scott Company, L.P

Houston, Texas
October 19, 2009